Exhibit 10.63

SEPARATION AGREEMENT

This Separation Agreement dated as of the 15th of December 2016 (this “Agreement”), is entered into by and between DAVID BLUMBERG (the “Executive”) and ICONIX BRAND GROUP, INC., a Delaware corporation (“Iconix” or the “Company”). Together, the Executive and Iconix are sometimes referred to herein collectively as the “Parties.”

WHEREAS, the Executive is an executive officer of Iconix;

WHEREAS, the Executive is a party to an Employment Agreement dated as of February 4, 2016 by and between Iconix and the Executive (the “Employment Agreement”); and

WHEREAS, the Parties desire to fully and finally set forth the terms and conditions of the Executive’s separation of employment with Iconix.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.	Termination of Employment.

Iconix and the Executive mutually agree to terminate the Executive’s employment with Iconix without Cause (as defined in the Employment Agreement) effective on December 15, 2016 (the “Termination Date”).

2.	Payments.
(A)

Iconix agrees to pay the Executive the total amount of $960,000 (the “Severance Payment”), representing the sum of (i) the Executive’s Base Salary (as defined in the Employment Agreement) of $600,000 in effect immediately prior to the date hereof, plus (ii) the Target Bonus Amount (as defined in the Employment Agreement) of $360,000 for calendar year 2016.  The Severance Payment shall be paid to the Executive in a lump sum, less any applicable federal, state and/or local tax withholdings, on the first business day following his delivery of the 24,688 shares of Common Stock to be returned to the Company pursuant to Paragraph 3 below, as long as he does not revoke this Agreement pursuant to Paragraph 22 below or the Release pursuant to Paragraph 10 thereof.

(B)

Pursuant to the terms of the Employment Agreement, Iconix shall pay the Executive his Base Salary through and including the Termination Date in accordance with its normal payroll practices and will continue to provide the Executive with all of his current benefits and permit the Executive to continue to participate in all of the company benefit plans that he is currently participating in, in each case through and including the Termination Date.

(C)

Iconix shall cause its employee benefits service provider to provide to the Executive notice of his right to continue coverage under the Company’s group medical, dental and vision group insurance benefit programs in which he was participating immediately prior to the Termination Date.  If the Executive timely and effectively elects continuation coverage pursuant to Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA (“COBRA”) under one or more of such programs, and provided the Executive submits to Iconix evidence of his full payment of the applicable premium payments for such coverage, then until the earlier of (i) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (ii) eighteen (18) months following the termination of the Executive’s employment, and (iii) the Executive and his eligible dependents becoming eligible for coverage under the health insurance plan of another employer, the Company shall reimburse the Executive for such premium payments, less the portion of such payments representing the premium the Executive would have paid at the “active employee” rate for such coverage.

(D)

With respect to the 64,919 Performance Stock Units (the “PSUs”) awarded to the Executive pursuant to the Performance Stock Unit Agreement, effective as of March 31, 2016 (the “LTIP PSU Agreement”), 21,640 of such PSU’s (the “Eligible PSUs”) shall remain eligible to, and shall, vest following the expiration of the Performance Period (as defined in the LTIP PSU Agreement), subject to the Company’s achievement of the performance goals set forth in Exhibit X to, and the other terms and conditions set forth in, the LTIP PSU Agreement.  Eligible PSU’s that vest, if any, shall be distributed to the Executive simultaneous with the distribution to other employees of performance stock units granted under the Company’s 2016 Long Term Incentive Plan.  The Executive acknowledges that with the exception of the Eligible PSUs, the remaining PSUs shall not vest and shall terminate as of the Termination Date.  Notwithstanding anything to the contrary contained in the LTIP PSU Agreement, for purposes of clarification it is agreed and understood that upon a Change of Control (as defined in the LTIP PSU Agreement) that occurs at any time from and after the date hereof and before March 30, 2019, the Eligible PSUs will vest and the shares covered thereby shall be distributed to the Executive within thirty (30) days of such Change of Control.

(E)

With respect to the 155,000 Performance Stock Units awarded to the Executive on January 7, 2016 pursuant to a Retention Performance Stock Unit Agreement, the Company will issue to the Executive up to thirty-three percent (33%)  of the underlying shares of Common Stock of the Company, less any applicable federal, state and/or local tax withholdings (including through a “net share settlement”), within ten (10) business days following his delivery of the 24,688 shares of Common Stock to be returned to the Company pursuant to Paragraph 3 below, as long as he does not revoke this Agreement pursuant to Paragraph 22 below or the Release pursuant to Paragraph 10 thereof, and subject to the Compensation Committee’s determination as to the Company’s achievement of the performance goals set forth on Exhibit X to the Retention Performance Stock Unit Agreement, such determination to be made promptly after the Termination Date. The Executive acknowledges that the remaining stock units underlying such January 7, 2016 retention performance stock unit award shall not vest and shall terminate as of the Termination Date.

(F)

The Executive acknowledges that he has received payment by Iconix of the last installment of the Retention Bonus payable to the Executive pursuant to the 2016 Retention Plan in an amount equal to $50,000 (less any applicable federal, state and/or local tax withholdings).

(G)

Except as set forth in Paragraphs 2(D) and 2(E), no other shares, options or other equity awards granted to the Executive prior to the date hereof will vest following the date hereof.  For the avoidance of doubt, the Executive acknowledges that no such awards will vest between the date hereof and the Termination Date.

3.

Clawback and Return of Shares. On the first business day following the expiration of the Revocation Period, the Executive will return to the Company 19,750 shares of Common Stock of the Company (the “Clawback Shares”) in full satisfaction of his clawback obligations related to the restatement of the Company’s financial statements as more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2016 (the “Restatement”).  The 19,750 shares of Common Stock consist of the following shares of Common Stock that vested prior to giving effect to the Restatement: (i) 9,875 shares of Common Stock related to the achievement of the 2014 Adjusted EBITDA target; and (ii) 9,875 shares of Common Stock related to the achievement of the 2014 EPS target.

In addition, on the first business day following the expiration of the Revocation Period, the Executive will return to the Company 4,938 shares of Common Stock of the Company, which represents the net excess shares issued to the Executive by virtue of an under-issuance to the Executive of 4,939 shares of Common Stock in 2014 and an over-issuance to the Executive of 9,877 shares of Common Stock in 2015.

4.	Release of Claims by the Executive. On the Termination Date, the Executive shall execute and deliver to the Company the form of General Release and Waiver attached as Exhibit A hereto (the “Release”).

5.	Representations and Covenant not to Sue.
(A)

The Executive hereby represents and warrants to Iconix that neither he nor any of the Releasors (as defined in the Release) has, or has agreed to, assign, transfer, sell, encumber, pledge, hypothecate, mortgage, distribute, or otherwise dispose of, or convey to any third-party, any right or claim against any of the Releasees (as defined in the Release), that has been or will be released in the Release.  The Executive hereby agrees that following the date hereof, he shall not, directly or indirectly, assist any third-party in filing, instituting or pursuing any claim against any of the Releasees.

(B)	In making the foregoing representations, the Executive shall not be deemed to have breached any portion of this Agreement by exercising any of his rights, if any, under COBRA.
6.

Cooperation with Iconix and its Counsel.  For a period of three years commencing on the Termination Date, the Executive will, upon reasonable notice and subject to his other reasonable personal and professional commitments, cooperate fully with Iconix and its affiliates, subsidiaries and other entities in which it directly or indirectly holds an equity interest and with any legal counsel, expert or consultant they may retain to assist them or any of their respective officers, directors, employees, agents or other representatives in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry or internal audit in which Iconix or any of its affiliates, subsidiaries or entities in which it directly or indirectly holds an equity interest or any of their respective officers, directors, employees, agents or other representatives may be or become involved and that is  related to a matter that arose during the period that the Executive was employed by Iconix.  The agreement to cooperate as set forth in the immediately preceding sentence includes the Executive’s assistance, cooperation and full participation with respect to any pending litigation in which he has been identified as a witness or defendant and includes preparing for and attending depositions, assisting in answering factual questions for discovery, and preparing for and attending any hearing or trial.  Except as provided in Paragraph 8(B) below, the Executive agrees to notify Iconix promptly if he is subpoenaed by any person or entity (including, but not limited to, any governmental agency) to give testimony (in a deposition, court proceeding or otherwise) or to provide documents that in any way relates to Iconix or any of its affiliates, subsidiaries or entities in which it directly or indirectly holds an equity interest or any of their respective officers, directors, employees, agents or other representatives, unless such prior notification is prohibited by applicable law.  The Executive also agrees not to give such testimony or provide such documents prior to giving notification to Iconix unless compelled to do so by lawful subpoena issued by a body of competent jurisdiction.  The Executive agrees that nothing in this Agreement is intended or shall be construed in any way as being dependent upon or contingent on the content of the Executive’s testimony.  In consideration for the foregoing, the Company shall reimburse the Executive for all reasonable documented out-of-

pocket costs and expenses incurred by the Executive in connection with complying with his obligations set forth in this Paragraph 6, including, without limitation, the reasonable costs and expenses of counsel retained by the Executive.

7.

Return of Company Property.  On the Termination Date, Executive shall return to Iconix all Iconix property in his possession, including, but not limited to, all originals and copies of confidential and proprietary information, computer equipment, blackberries, smart phones, databases, files, email or other electronically-stored materials, records, client lists, sales contacts, sales leads, correspondence, work papers, brochures, documents, building/office keys, corporate credit card(s), unreconciled expense accounts or other money owed to Iconix, employee identification card(s), parking pass(es) and any other materials the Executive may have in his possession or under his control that are the property of Iconix.  The Executive shall turn over to Iconix his own equipment (consisting of an IPad and a blackberry) that contain Company information and permit the Company, through a third-party service provider, to (i) image and copy the information on such equipment for the Company, and (ii) remove Company information from such equipment, in each case, at the Company’s expense. Thereafter, the Company shall return such equipment to the Executive.

8.	Confidentiality; Non-Competition and Non-Solicitation.
(A)

The Executive acknowledges and agrees that he remains subject to the provisions of Section 6 (Confidentiality) and Section 7 (Noncompetition; Nonsolicitation) of the Employment Agreement which shall remain in full force and effect for the periods set forth therein.

(B)

The Executive understands and acknowledges that notwithstanding any other provision in this Agreement, he is not prohibited or in any way restricted from reporting possible violations of law to a governmental agency or entity, and he is not required to inform Iconix if he makes such reports.

9.

Indemnification.  Iconix acknowledges and agrees that notwithstanding the termination of the Employment Agreement and the Executive’s employment by the Company, Iconix will continue to be bound by Section 8 of the Employment Agreement which shall remain in full force and effect.

10.

Mutual Non-Disparagement.  Except as otherwise required by law, from and after      the date hereof, each of the Executive and the Company hereby covenants and agrees that he or it shall not, directly or indirectly, in any manner, disparage, demean or defame the Company or its affiliates, employees, officers or directors, on the one hand, or the Executive, on the other hand.

11.	Acknowledgments and Affirmations. The Executive acknowledges and affirms the following:
(A)

Other than amounts payable hereunder, he has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits of any kind to which he may be entitled and that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws that are not specified in this Agreement;

(B)	He has been paid for any and all unused vacation or other paid time off to which he may have been entitled as an employee of Iconix;
(C)	He has been reimbursed for all business expenses incurred through the date hereof;
(D)	He has no known workplace injuries or occupational diseases;
(E)	He has complied with the provisions of Section 6 of the Employment Agreement; and
(F)

He has never been retaliated against for reporting any allegations of wrongdoing by Iconix or any of its affiliates, subsidiaries or other entities in which it directly or indirectly holds an equity interest or any of their respective officers, directors or employees, including any allegations of corporate fraud.

12.

Attorneys’ Fees & Costs.  The Executive and Iconix will bear their own respective legal costs incurred by each in connection with the negotiation of this Agreement.  In any dispute between the Parties concerning an alleged breach of this Agreement that results in the prosecution of a judicial proceeding, in the event that a judgment is entered in favor of the defendant in such judicial proceeding, the defendant, as the prevailing party, shall be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the defense of such judicial proceeding.

13.

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective heirs, executors, administrators, successors and assigns.  Neither Party shall assign or otherwise transfer this Agreement or his/its rights, interests or obligations under this Agreement, except with the prior written consent of the other Party, provided, however, that Iconix may assign its rights under this Agreement to any successor entity.

14.	Severability. The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.

15.

Governing Law; Jurisdiction.  This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York without regard to principles of conflict of law. Iconix and the Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated thereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that he/it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to him/it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT HE/IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

16.

No Admission of Liability.  This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company or any other person.  This Agreement is not intended, and shall not be construed, as an admission that the Executive or any Releasee (as defined in the Release) has violated any Federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor (as defined in the Release). The Executive confirms that no claim, charge or complaint against the Company or any other Releasee brought by him exists before any Federal, state, or local court or administrative agency. The Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company that he has not disclosed to the Company’s general counsel or Board of Directors, nor does he know of any basis, that he has not disclosed to the Company’s general counsel or Board of Directors, on which any third party or governmental entity could reasonably assert such a claim.  This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002.

17.

Entire Agreement; Modification; Binding Effect.  Except as specifically provided herein or in the Release, this Agreement and the Release reflect the entire understanding between the Parties with respect to the subject matter hereof and thereof.  This Agreement and the Release supersede any and all other agreements, either oral or in writing, between the Parties with respect to the employment of the Executive by Iconix and the termination of the Executive’s employment with Iconix and contains all of the covenants and agreements between the Parties with respect to such employment and the termination of the Executive’s employment, other than, in each case, the provisions of the Employment Agreement pursuant to which the Executive and/or the Company continue to be bound as specifically set forth in this Agreement or the Release.  Any modification or termination of this Agreement will be effective only if it is in writing signed by the Party to be charged.  The Executive acknowledges and agrees that in executing this Agreement he has not relied, and when executing the Release he will not rely, on any representation, promise, discussion, understanding or agreement of any kind other than those set forth in this Agreement and in the Release.

18.

Counterparts.  This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the Parties and delivered to the other Party.

19.

Notices.  All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective upon receipt.

To the Company:

Iconix Brand Group, Inc.

1450 Broadway, 3rd Floor

New York, New York 10018

Attention: John Haugh, President and Chief Executive Officer

With a copy in the same manner to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention:  Robert J. Mittman, Esq.

To the Executive:

David Blumberg

32 Alpine Road

Greenwich, CT  06830

With a copy in the same manner to:

Berkowitz, Trager & Trager, LLC

747 Third Avenue, 23rd Floor

New York, New York 10017

Attention:  Steven T. Gersh, Esq.

20.	Paragraph Headings. Paragraph headings in this Agreement are included for convenience of reference only and shall not be a part of this Agreement for any other purpose.
21.

Joint Draft. The Parties each participated in the drafting of this Agreement after consulting with counsel. Therefore, the language of this Agreement shall not be presumptively construed in favor of or against either of the Parties.

22.

Opportunity for Review. The Executive represents and warrants that he: (i) understands that he is entitled to at least twenty-one (21) days in which to consider this Agreement and has had sufficient opportunity to consider this Agreement; (ii) has read this Agreement; (iii) understands all of the terms and conditions hereof; (iv) is not incompetent and has not had a guardian, conservator or trustee appointed for him; (v) has entered into this Agreement of his own free will and volition; (vi) has duly executed and delivered this Agreement; (vii) has had the opportunity to review this Agreement with counsel of his choice or has chosen voluntarily not to do so; and (viii) understands that this Agreement is valid, binding and enforceable against the Parties in accordance with its terms.

23.

Revocation. This Agreement shall become effective as of the date of this Agreement (the “Effective Date”). After the Effective Date, the Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement, in writing, by delivering such written revocation to Iconix c/o General Counsel, on or before the seventh (7th) day after the Effective Date. If the last day of the Revocation Period falls on a Saturday, Sunday or national holiday, the last day of the Revocation Period will be deemed to be the next business day.

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IN WITNESS WHEREOF, the Parties hereto have entered into and executed this Separation Agreement as of the date below their respective signatures.

BY SIGNING THIS AGREEMENT THE UNDERSIGNED ACKNOWLEDGES THE FOLLOWING:

1.	I HAVE READ AND UNDERSTAND THIS AGREEMENT;
2.	I HAVE TAKEN THE TIME NECESSARY TO REVIEW THIS AGREEMENT IN ITS ENTIRETY AND FULLY UNDERSTAND THIS AGREEMENT;
3.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY CHOOSING REGARDING THE EXECUTION OF THIS AGREEMENT; AND
4.	I FULLY UNDERSTAND THIS AGREEMENT, ACCEPT IT, AGREE TO IT, AND AGREE THAT IT IS FULLY BINDING UPON ME FOR ALL PURPOSES; AND
5.

I HAVE ELECTED TO EXECUTE THIS AGREEMENT TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO HAVE ICONIX PAY ME THE CONSIDERATION REFERRED TO IN THIS AGREEMENT, AND I FREELY AND KNOWINGLY ENTER INTO THIS AGREEMENT, AFTER DUE CONSIDERATION, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MAY HAVE AGAINST THE RELEASED PARTIES UP TO THE PRESENT.

/s/ David Blumberg
DAVID BLUMBERG

ICONIX BRAND GROUP, INC.

By:	/s/ John N. Haugh
	Name:	John N. Haugh
	Title:	Chief Executive Officer

EXHIBIT A

GENERAL RELEASE AND WAIVER

This General Release and Waiver (this “Release”) is entered into effective as of December 15, 2016, by DAVID BLUMBERG (the “Executive”) in favor of ICONIX BRAND GROUP, INC. (the “Company”).  Capitalized terms appearing, but not defined, in this Release shall have the meaning ascribed to such terms in the Employment Agreement entered into between the Company and the Executive on February 24, 2016 (the “Employment Agreement”).

1.         Confirmation of Termination.  The Executive’s employment with the Company is terminated as of the date hereof (the “Termination Date”).  The Executive acknowledges that the Termination Date is the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company.  The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider him for employment, after the Termination Date.  The Executive agrees that he will not seek employment with the Company at any time in the future.

2.         Resignation.  Effective as of the Termination Date, the Executive hereby resigns as an officer and, if applicable, director of the Company and any of its affiliates and from any such positions held with any other entities at the direction or request of the Company or any of its affiliates.  The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations.  In addition, the Executive hereby agrees and acknowledges that the Termination Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates.

3.         Termination Benefits.  The Executive acknowledges and agrees that the amounts payable and benefits to be provided to the Executive pursuant to the Separation Agreement dated as of December 14, 2016 (the “Separation Agreement) exceed any payment, benefit or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company.

4.         General Release and Waiver.  In consideration of the Company entering into the Separation Agreement and making the payments and providing the benefits to the Executive set forth therein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions and affiliates, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or in their individual capacities (collectively, the “Releasees” and

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each a “Releasee”), from any and all claims, known or unknown, and whether or not discoverable, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including, but not limited to: (a) any claim under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, all as amended; (b) any claim under the New York State Human Rights Law, New York City Human Rights Law, New York Equal Pay Law and N.Y. Lab. Law, Sections 201-c (adoptive parent leave) and 740 (whistle blower statute), all as amended; (c) any claim under any other Federal, state or local law and any workers’ compensation or disability claims under any such laws; and (d) any claim for attorneys’ fees, costs, disbursements and/or the like.  This Release includes, without limitation, any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company, or as a result of the termination of such relationships.  The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim.  Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee.  However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.  This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.  This Release shall not apply to: (i) the obligation of the Company to make the payments and provide the benefits to the Executive set forth in the Separation Agreement; (ii) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including, without limitation, the Executive’s rights under Section 8 of the Employment Agreement; or (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

5.         Continuing Covenants.  The Executive acknowledges and agrees that he remains subject to the provisions of Section 6 (Confidentiality) and Section 7 (Noncompetition; Nonsolicitation) of the Employment Agreement which shall remain in full force and effect for the periods set forth therein.

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6.         No Admission; No Claims; No Knowledge of Illegal Action.  This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive, the Company or any other Releasee.  This Release is not intended, and shall not be construed, as an admission that the Executive or any Releasee has violated any Federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor. The Executive confirms that no claim, charge or complaint against the Company or any other Releasee brought by him exists before any Federal, state, or local court or administrative agency. The Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company that he has not disclosed to the Company, nor does he know of any basis, that he has not disclosed to the Company, on which any third party or governmental entity could reasonably assert such a claim.  This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002.

7.         Successors and Assigns.  The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, executors, administrators, successors and permitted assigns.

8.         Miscellaneous.  This Release will be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.  If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible.  The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersedes any and all agreements, understandings and discussions, whether written or oral, between the parties.  No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).  Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9.         Knowing and Voluntary Waiver.  The Executive acknowledges that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least  twenty-one (21 days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven (7) days in which to revoke this Release (as described in Paragraph 10 below) after signing it; and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

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10.         Effective Time of Release.  The Executive may accept this Release by signing it and returning it to Iconix Brand Group, Inc., 1450 Broadway, 4th Floor, New York, New York, Attention:  John Haugh, President and Chief Executive Officer within twenty-one (21) days of his receipt of the same.  After executing this Release, the Executive will have seven (7) days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to the General Counsel of the Company at the address above (or by fax at (212 391-2057) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this Release.  The effective date of this Release shall be the eighth (8th) day after the Executive signs this Release (the “Release Effective Date”).  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the payments and the benefits to be provided by the Company pursuant to the Separation Agreement (other than pursuant to Paragraph 2(B) thereof), and to the extent such payments have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payments.

IN WITNESS WHEREOF, the Executive has duly executed this General Release and Waiver as of the date first set forth above.

EXECUTIVE:

David Blumberg

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